Exhibit 10.6
March 1, 2023
Drew Anderson
5885 Meadows Road
Lake Oswego, Oregon 97035
Dear Drew:
As you know, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 11, 2021, by and between Umpqua Holdings Corporation (“Umpqua”), Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc. has been successfully completed. We greatly appreciate your efforts and contributions that helped lead to the closing of the Merger (the “Closing”) and we believe that your continued service will be essential for a successful integration. This letter confirms our discussions regarding your ongoing role with the combined company following the Merger (the “Combined Company”).
1.Your Continuing Role
Following the Closing, you will continue to serve as the Combined Company’s Chief Administrative Officer and Executive Vice President, Chief Administrative Officer of Umpqua Bank and have the authority, duties and responsibilities commensurate with such role. Your designated work location with the Combined Company will be Lake Oswego, Oregon.
2.Your Retention Award
In recognition of the value we believe your continued service will bring to the Combined Company, we are pleased to offer you the opportunity to earn a cash retention award (the “Retention Award”) in the aggregate amount of $1,000,000. The Retention Award will vest and be payable in three installments, with 34% ($340,000) to vest on the Core Operating and Business Banking Treasury Management systems conversion date of the banking operation of Umpqua and Columbia as determined by the Combined Company in its discretion (the “Systems Conversion Date”), 33% ($330,000) to vest on the first anniversary of the Systems Conversion Date and the remaining 33% ($330,000) to vest on the second anniversary of the Systems Conversion Date (the Systems Conversion Date and each such anniversary, a “Vesting Date”), in each case subject to your continued employment in good standing with the Combined Company through the applicable Vesting Date. If your employment terminates (or you have notified the Combined Company of your resignation) for any reason prior to a Vesting Date, you will forfeit any then-unvested portion of the Retention Award. Assuming you satisfy the vesting requirements, the applicable installment of the vested portion of the Retention Award will be paid to you in cash in a lump sum within thirty (30) days after the Vesting Date.
Notwithstanding the foregoing, if, prior to the final Vesting Date, your employment is terminated by the Combined Company other than for Cause, by you for Good Reason or due to your death or disability (as defined in the Combined Company’s long-term disability policy then applicable to you), then any then-unvested portion of the Retention Award will vest in full, subject to your (or, in the event of your death, your estate’s) execution and the effectiveness of a general release of statutory claims in favor of the Combined Company and its affiliates substantially in the form
1301 A Street, Suite 800, PO Box 2156, Tacoma, WA 98401-2156 | Phone: 253-305-1900 | Fax: 253-272-2601

attached hereto as Annex A, and be paid to you in cash in a lump sum within sixty (60) days after your date of termination. For purposes of this paragraph, “Cause” and “Good Reason” have the meanings ascribed to such terms in your Amended and Restated Employment Agreement with Umpqua Holdings Corporation and Umpqua Bank, dated as of April 1, 2021 (your “Employment Agreement”).
The Retention Award will not count toward or be considered in determining payments or benefits under any other plan, program or agreement of Umpqua, Columbia, the Combined Company or their respective affiliates. The Retention Award will be subject to withholding for applicable income and payroll taxes or otherwise as required by law. Notwithstanding anything herein to the contrary, this letter is intended to be interpreted and applied so that the Retention Award will qualify for the “short-term deferral” exception, and be exempt from the requirements, of Section 409A of the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder (“Section 409A”).
3.Treatment of Equity Awards Granted at or after the Closing
If your employment is terminated by the Combined Company other than for Cause during the two (2)-year period following the Closing, subject to your execution and the effectiveness of the Release, any outstanding equity or equity-based awards held by you immediately prior to your termination that were granted at or after the Closing will vest in full (without proration) with respect to any service vesting requirement, with any awards that are subject to a performance-vesting condition to remain outstanding and eligible to be earned in full (without proration) based on the level of performance achieved, as if you had remained employed for the full performance period. Any such vested awards (other than performance-vesting awards) will be settled within sixty (60) days of your date of termination (or such later date as may be required to avoid the imposition of penalty taxes under Section 409A), and any such performance-vesting awards that are determined to be earned will be settled at the time that similar awards held by active similarly situated executives of the Combined Company are settled generally. For the avoidance of doubt, any outstanding equity or equity-based awards held by you as of immediately prior to your termination that were granted prior to the Closing will be treated in accordance with the terms of the applicable award agreement.
4.Acknowledgements
You hereby acknowledge that you will not have “Good Reason” under your Employment Agreement or any plan of or other agreement with Umpqua, including any equity award agreement, solely as a result of (a) the Closing or (b) your role with the Combined Company as contemplated under Section 1 of this letter and any corresponding change in your authority, duties and responsibilities commensurate with your new role.
For purposes of clarity, nothing in this letter is intended to amend, alter or otherwise change the payments and benefits to which you may become entitled under the Employment Agreement, which will survive in its entirety, in accordance with its terms; provided, however, that the term of your Employment Agreement will expire on the earlier of (i) the date that is two (2) years after the date on which the Closing occurs and (ii) the expiration date set forth in Section 2 of your Employment Agreement, subject to earlier termination upon your termination of employment as contemplated by your Employment Agreement.

Following the expiration of your Employment Agreement (or on such earlier date on which the Combined Company implements new employment or severance agreements, plans or arrangements for similarly situated executives), if you remain employed by the Combined Company, you will be eligible to enter into a new employment or severance agreement (or to participate in a new severance program) on the same basis as similarly situated executives of the Combined Company that includes market competitive change in control severance benefits that are, in any event, no less favorable than the severance benefits under the Employment Agreement.
5.Miscellaneous
This letter is personal to you and, without the prior written consent of the Combined Company, is not assignable by you. This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees. This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Combined Company and its successors and assigns.
This letter will be governed and construed in accordance with the laws of the State of Oregon, without regard to conflict of laws principles thereof.
This letter may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately re-formed or modified).
This letter shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Combined Company or its successors or affiliates. You acknowledge and understand that your employment with the Company is on an “at will” basis.
This letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other agreement or understanding between the parties with respect to the subject matter hereof (other than the Employment Agreement). This letter may be executed in separate counterparts, each of which will be deemed to be an original but all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by electronic transmission, including in portable document format (.pdf), will be deemed as effective as delivery of an original executed counterpart of this letter.
[Signature page follows]

We thank you for the valuable contributions which you have made and for which we are sure you will continue to make to the Combined Company. In order to be eligible to receive the Retention Award, it is important that you sign this letter and return it to me as soon as practicable and no later than March 30, 2023.
    Sincerely yours,

/s/ Clint Stein 3/21/2023
Columbia Banking System, Inc.
Name: Clint E. Stein
Title: President and Chief Executive Officer

Agreed to and accepted:

/s/ Drew Anderson
Name: Drew Anderson
Date: 3/2/2023

[Signature Page to Letter Agreement]

Annex A
RELEASE
1.Release. By signing this release of Claims (as defined below) (the “General Release”), you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits provided to you by Columbia Banking System, Inc. (the “Company”) pursuant to Sections 2 and 3 of that certain letter agreement between you and the Company, dated as of March 1, 2023 (the “Letter Agreement”), knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this General Release arising under or in connection with your employment or termination of employment or services with the Company and its subsidiaries and affiliates (together, as constituted from time to time, the “Group”), including, without limitation: breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, Oregon Revised Statutes chapters 652, 653, 654, 659 and 659A, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Oregon Family Leave Act, the Oregon Military Family Leave Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. This General Release will not, however, apply to or affect (i) any obligation of the Company pursuant to the Letter Agreement, (ii) any indemnification or similar rights from the Group you may have as a current or former officer, director, employee or agent of the Group, including, without limitation, any and all rights thereto under applicable law, the bylaws or other governance documents of any member of the Group, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements (including the Letter Agreement), as applicable, (iii) any Claim you may have as the holder or beneficial owner of securities of any member of the Group or other rights relating to securities or equity awards in respect of the common stock of any member of the Group, (iv) any benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (v) any benefit to which you are entitled under any tax qualified pension plan of the Group, continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, vested benefits under any other benefit plans of the Group or any other welfare benefits required to be provided pursuant to the terms of the applicable plan, (vi) rights to accrued but unpaid salary, paid time off, vacation or other compensation through the date of your termination of employment, (vii) any unreimbursed business expenses and (viii) any claims that may arise in the future from events or actions occurring after your date of termination of employment or services or which may not be released through an agreement such as this General Release under applicable law (claims with respect thereto, collectively, “Excluded Claims”).

2.Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims. Notwithstanding the foregoing, nothing in this Release Agreement is intended to waive your right to testify, assist, file or participate in any investigation, hearing, charge or proceeding conducted by a government agency such as the Equal Employment Opportunity Commission or the Oregon Bureau of Labor and Industries. However, this Release Agreement prohibits you from seeking, accepting or being entitled to any monetary relief, whether for yourself individually or as a member of a class or group, and you expressly waive any right to recover any damages or monetary benefit from any such proceeding.
3.Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this General Release, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one (21) days to review this General Release, and you are signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under Sections 2 and 3 of the Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven (7) calendar days from the date you sign this General Release to revoke your signature on this General Release, and that this General Release and any obligations that the Company has under Sections 2 and 3 of the Letter Agreement will not become effective if you exercise your right to revoke your signature on this General Release within seven (7) days from the date you sign this General Release. You understand that such revocation must be delivered to the Company at its headquarters, directed to the attention of the Company’s General Counsel, during such period to be effective.
4.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed in that State.

IN WITNESS WHEREOF, this General Release has been executed on the date set forth below.

By:
Name: Drew Anderson
Date:

Annex [B][C]

Systems Conversion Date

For purposes of this letter, the Systems Conversion Date referenced in Section 2 thereof will be defined and determined as follows.

As relates to the conversion of the Core Operating and Business Banking Treasury Management Systems, the “Systems Conversion Date” will be the date upon which the Compensation Committee of the Board of Directors of the Combined Company, in its discretion, certifies that the following conversion conditions have been successfully met:

•Successful data conversion: Columbia core data (inclusive of approximately 750,000 accounts, $11 billion in loans and $16 billion in deposits) was transferred accurately and completely to the Umpqua technology environment.

•Systems and applications are working as designed: The Combined Company is operating with business as usual. For example, customers are transacting at branches, new accounts are being opened and data is flowing to supporting applications such as the GL, BSA/AML systems, Q2 mobile banking, FIS D1B business online banking, wires, ACH platforms and item processing.

•Customer issues are resolved promptly and internal resources are using the correct support mechanisms: The IMO Command Center will be the central aggregator of any unexpected customer issues and coordinate with the business unit support mechanisms for successful remediation of any issues. Issue tracking and resolution management reports will be created daily for visibility.